Exhibit 99.2

Urologix, Inc.

Certain Remarks of Brian J. Smrdel

4th Quarter FY 2012 Earnings Call

August 23, 2012

•	[International sales of Prostiva represent] only 4-5% of our total Company sales on an annualized basis [for fiscal year 2012].

•	Third party mobile operations represent approximately 10% of fiscal year 2012 sales.

•	Urologix direct channel represents the remaining 85% of our total Company sales [for fiscal year 2012].

•	Urologix direct sales were comprised of roughly one-third CTT, one-third Prostiva and one-third mobile services in fiscal year 2012.

•	Prostiva revenue was $1.7 million [for fourth quarter fiscal year 2012].

•	Payments for approximately $1.7 million of Prostiva product received during the fourth quarter of fiscal year 2012, and $3.8 million for the year-to-date period, were deferred as a result of 270-day payment terms.